China Fire & Security Group
Fourth Quarter and Year-End 2007 Earnings
March 24, 2008

Operator: Good afternoon, my name is ___ and I will be your conference operator today. At this time I would like to welcome everyone to the China Fire & Security Group Incorporated Fourth Quarter and Year-End 2007 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Robert Yuan, China Fire & Security Group. Sir, you may begin your conference.

Robert Yuan: Thank you and welcome everyone to China Fire & Security Group’s year end 2007 conference call. The fourth quarter and full-year press release was just released. On our call today is Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group.

Before we get started I’m going to read a disclaimer about forward-looking statements.

This conference call may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding China Fire. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than statements that are historical in nature. These forward-looking statements are based on current management’s expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include product and service demand acceptance, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulations and other risks contained in this statement filed from time to time with the SEC. All such forward-looking statements, whether written or oral and whether made by or on behalf of the company are expressively qualified by the cautionary statements. Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements. Forward-looking statements made during this conference call only represent management’s estimates as of today, March 24, 2008. China Fire & Security Group assumes no obligation to update these projections in the future as market conditions change. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 360 days on our corporate website, www.chinafiresecurity.com

With that out of the way I’d now like to turn the call over to Mr. Brian Lin. Brian.

Brian Lin: Thank you, Robert. Good morning ladies and gentlemen, and good evening to those of you joining us from China or Hong Kong. Thank you for joining us on our fourth quarter and the full year 2007 conference call. We are very proud to share with you the success we have achieved in the year 2007.

For those of you who are new to China Fire, the company was founded in 1995 in the People’s Republic of China and we have provided our products and services to top tier industrial customers in China including top 10 iron and steel companies, top 5 power group companies, and top petrochemical companies. We provide integrated turn-key fire protection solutions which include fire detectors, controllers and fire extinguishing systems. We have our own proprietary products under the protection of 52 issued patents, of which some were filed in China only and some others were filed worldwide. Our products and services are sold under the Sureland brand name which is well recognized in Chinese markets. Sureland has been ranked No.1 in China’s industrial fire protection industry by China Fire Protection Association two years in a row over the last few years.

For everyone joining us today, China Fire serves in a market that is undergoing tremendous growth as China’s industrialization continues. 2007 is a very successful year for China Fire,

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We achieved record revenue of $46.8 million, an increase of 14.3 million or 44.1 percent over the previous year. We also had record net income of $16.8 million, an increase of 141 percent. And we ended the year with a record strong backlog of $62 million.

•	We won a record $31 million contract from Shougang Jintang Iron and Steel Group, the largest contract in company’s history. We expect to recognize a majority of the contract as revenue in 2008.

•	On July 15, 2007, we successfully upgraded our common stock listing from the over-the-counter to the NASDAQ Capital Market.

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In order to strengthen the Company’s compliance requirements with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), we appointed Ernst & Young to provide internal control consulting service and assist China Fire with the documentation of internal controls for financial reporting and disclosure and providing recommendations, as appropriate. Ernst & Young will also provide regular updates to China Fire’s management and the Company’s Audit Committee. I am pleased to announce that Ernst & Young have completed many of the initial tasks that are part of their agreement.

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We are a major contributor to the drafting and final releasing of the fire code (GB-50414-2007) for Iron and Steel industry issued by China’s Ministry of Construction. The fire code was announced in April 2007 and became effective on January 1st, 2008. This fire code is applicable to all new build-out of plants, expansion and renovation of existing facilities for all iron and steel companies.

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In 2007, we also established our core manufacturing facility in the city of Tianjin, about 100 miles southeast of Beijing. The factory floor space is five times the size of our manufacturing facility in Beijing. In addition to manufacturing our patented linear heat detectors and water based fire extinguishing products, we have developed and started manufacturing new fire extinguishing products including foam-based fire extinguishing system, gas-based fire extinguishing products and systems including IG541, CO2, HFC227ea.

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In addition to our organic growth, we have ventured into the fire system monitoring services business by investing in Wan Sent Technology, an emerging service provider of fire protection system monitoring. We expect to see huge growth in this ADT-type of monitoring services in China over the next few years and would be interested in acquiring Wan Sent when it generates significant recurring service revenues.

Let me now share with you the industrial sectors for our products and services.

The iron and steel industry continues to be one of the major revenue and profit sources for China Fire. In late 2005, the state council issued a policy stating that the top 10 Iron and Steel companies are going to have more than 50% of market share in China by 2010, and 70% by 2020. This goal will be achieved by promoting the top 10 companies to acquire, expand and consolidate in the marketplace. China Fire has been serving these top tier clients and our large contract wins with Shougang Jingtang and Anshan Iron and Steel were testimonial to our dominance in this market. We are pursuing about a dozen Iron and Steel companies that have new expansion projects exceeding 3 million tons of output per year.

The power industry is going to grow significantly over the next three years with an estimated spending of over $42 billion each year for the next three years for building new power plants and transmission infrastructures. With the recent storm damages to the power plants in southern China, there are significant increases in capital expenditure on repairs and restoration in 2008. Even though the contract size for each power plant is smaller compared with projects for iron and steel companies, we have signed up over 20 projects in 2007 and expect to win more contracts in 2008.

There are three large state owned enterprises in the petrochemical industry, Sinopec, PetroChina, and China National Offshore Oil. In additional to oil drilling, they are building refineries, petrochemical plants, liquid natural gas (LNG) facilities, alternative energy plants, and oil and gas storage and transportation networks. For example, PetroChina recently announced that it will spend $20 billion to build the second west-to-east natural gas pipe line which is 8,000 km long, twice the length of the first line. We are proud to tell the investors that China Fire provided the fire detection systems to PetroChina’s first pipe line which is 4,000 km long, and we will participate in the bidding for this second project.

In 2007, we also started preparing for entering into the fire protection market for nuclear power plants. According to the government plan, China is going to build between 3 to 5 nuclear power plants each year until 2020. Each nuclear power plant costs about $7 billion. The government also mandates that at least 50% of the equipment used for the new nuclear power plants will be sourced locally. As China is still lagging in reactor technologies, the nuclear power plants will likely continue to purchase reactors from overseas, and will purchase the auxiliary equipment like fire protection products locally. As China’s leading industrial fire protection company, we provided a fire protection system to a nuclear reactor project before, and will work very closely with the design institutes to capitalize on these new market opportunities.

China is also spending heavily on transportation infrastructure, including highways between cities, and subways inside a city. According to a document from the Ministry of Transportation, China plans to spend $280 billion to build more than 50,000 km highways from 2005 to 2030. We recently completed a fire protection total solution project for a highway tunnel in Hubei province and we are pursuing more highway tunnel projects. China is also planning to build subways in more than 20 cities. The city of Beijing has a budget of $30 billion for building about 20 subway lines from 2007 to 2015, totaling 400 kilometers. The city of Wuhan has a similar budget for building subways spanning over 500 kilometers. We have won smaller projects for subways in the city of Beijing and Guangzhou in the past and we are well positioned to win more contracts over the next few years.

With this brief overview of what we have achieved in 2007 and a snap shot of market opportunities, let me now turn the call over to our Chief Accounting Officer, Robert Yuan for the details of our financials. Robert?

Robert Yuan:

Thank you.

As Brian has mentioned, 2007 was a very successful year in the history of China Fire.

Our revenue for 2007 was a record $46.8 million, up 44.1 percent from of 2006. During 2007, we fulfilled 274 total solution and product sales contracts compared to 221 contracts performed in 2006. In 2007 iron and steel industry is still our largest sector that contributed two thirds of our revenues.

Our gross margin for 2007 was 54.9 percent, which is higher than the gross margin of 50.0 percent in 2006. The increase in our gross margin was mainly due to a higher percentage use of our proprietary products which contribute higher margins than third party products. This increase was also attributable to the higher selling price of some of our proprietary products in 2007 after renegotiation with customers.

Our operating expenses were $10.8 million for 2007, compared to $8.3 million in 2006. If we exclude the one-time charge of $0.4 million for reverse merger and the one-time charge of $0.5 million for management option plan in 2006, our operating expenses in 2007 would increase $3.4 million or 46.6 percent. In 2007, we increased our expenditures in the sales and marketing activities, both in our current industrial sectors and new industrial sectors, which resulted in higher operating expenses. The increase in operating expenses was also attributable to the increased G&A expenses due to the increase in the number of our employees from 320 in 2006 to 448 in 2007 and the higher compensation for our officers and directors. The decrease in our R&D expenses was mainly due to lower expenditure requirement in the early stage of our new product development cycle. We expect that our R&D expenses will increase further in the future as we continue to develop new products.

Our operating income was $14.9 million for 2007 as compared to $8.0 million for 2006, an increase of $6.9 million or 86.8 percent. The increase was mainly due to the increase in our revenues and higher gross margin. Operating margins were 31.8 percent compared to 24.6 percent in 2006, primarily resulting from the higher gross margin in 2007.

Our net income on a GAAP basis was $16.8 million for 2007compared to $7.0 million for 2006, which represents an increase of 9.8 million or 141.3 percent. We recorded a gain of $1.2 million and a loss of $1.6 million from the change in fair value of derivative in 2007 and 2006 respectively. If we exclude this factor and the one-time charge of $0.4 million for reverse merger as well as the one-time charge of $0.5 million for the management option plan in 2006, our non-GAAP net income was $15.6 million for 2007 as compared to $9.4 million for 2006, which represents an increase of $6.2 million or 65.2 percent. The reason for this increase in the net income was mainly due to our increased revenues and higher gross margin.

Our fully diluted GAAP EPS were $0.61 for 2007 compared to $0.28 for 2006. If we compare them on a non-GAAP basis, our fully diluted EPS was $0.56 for 2007 and $0.38 of 2006. We believe a non-GAAP comparison is more suitable for our investors for better understanding our business growth.

Next, let me talk about our financial performance in the fourth quarter 2007.

For the fourth quarter of 2007, our revenue increased 50.3 percent year-over-year to $14.1 million, compared to $9.4 million for the same period of last year. This growth was mainly attributable to the further penetration of our customer base in the iron and steel, power generation, petrochemical and other industries and the execution of more contracts in the period. On a sequential basis, or quarter-over-quarter, our revenues in the fourth quarter increased 21.7 percent from $11.6 million of the third quarter of 2007. This sequential growth is attributable to the more system contract projects that we performed in the fourth quarter of 2007.

Our gross margin for the fourth quarter of 2007 was around 52.9 percent, which is higher than the gross margin of 43.7 percent for the same period of 2006. The improvement in our gross margin on an annual basis is due to the use of a higher percentage of our proprietary products that tend to contribute higher margins and the higher selling price of some of our proprietary products in 2007.

In the fourth quarter of 2007, our operating expenses were $3.5 million as compared to $3.0 million for the same period of 2006, which represents an increase of approximately $0.5 million or 17.2%. The annual increase in our operating expenses resulted from our additional headcount necessary to support increased sales and marketing efforts and the higher expenses related to being listed as a public company in the United State. On a sequential basis, our operating expense increase 25.7 percent, in line with our top line growth.

Our operating income was $4.0 million, representing a 252.5% increase from the same period of last year. Operating margins for the period were 28.3 percent compared to 12.1 percent in the fourth quarter of 2006. This improvement in operating margin primarily resulted from the higher gross margin in this period. On a sequential basis, our operating income stayed approximately the same.

Our GAAP net income was $4.0 million for the fourth quarter of 2007, compared to a loss of $0.4 million for the same period of 2006. If we exclude the one-time charge of $0.4 million for reverse merger and the non-cash charge of $1.6 million in the fair value of derivatives, both of which occurred in the fourth quarter of 2006, our non-GAAP net income increases $2.4 million or 153.8%, from the non-GAAP net income of $1.6 million in the fourth quarter of 2006. The annual improvement in our net income was mainly due to the increase in our revenues and higher gross margin in the period.

Now, I would like to briefly cover some highlights from our balance sheet and cash flows statement.

From the perspective of cash flows, net cash provided by operating activities was $9.8 million for in 2007 as compared to $8.9 million net cash provided by operating activities in 2006. As a result of the total cash activities, net cash increased $7.7 million from December 31, 2006 to December 31, 2007.

As of December 31, 2007, we had working capital of $40.8 million including cash and cash equivalents of $17.1 million. Our DSO for 2007 was 129 days, which is similar to the 126 days in 2006.

From the perspective of cash flows, our net cash provided by operating activities was $9.8 million in 2007 compared to $8.9 million net cash provided by operating activities in 2006. Our net cash flow used in investing activities was around $4.0 million, which was mainly due to our CAPEX in our building and equipment and the investment in Wan Sent. The net cash flow of $1 million generated in our financing activities is mainly attributable to the issuance of new common stock while warrants were exercised. As a result of the total cash activities, our net cash increased $7.7 million from December 31, 2006 to December 31, 2007.

Now, I want to turn the call back to Brian. Brian, please

Brian:

Thank you, Robert. I have previously shared with you our perspective of China’s industrialization, and the business opportunities ahead of us. Let me now share with you our corporate strategy on how to capitalize on these business potentials.

First of all, we have restructured our sales and project implementation groups and formed four divisions to better serve our customers.

•	We continue leveraging our dominant position in the iron and steel industry and winning larger contracts that our sales and marketing groups are pursuing.

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We have a dedicated team including technical staff and sales force to address the market opportunities in transportation and nuclear power plants. We are actively working with design institutes for nuclear power plants and may set up joint ventures with nuclear power plant construction company to provide total solutions for nuclear power plants.

Secondly, we are actively expanding our regional presence. Historically we have set up our regional offices based on project needs, particularly related to iron and steel projects. In 2007, we set up a joint venture in Wuhan to secure projects in all sectors except iron and steel. This approach has worked and we do expect to have significant revenues from the joint venture in 2008. We will continue this business model in other regions.

We will speed up the process of seeking and executing mergers and acquisitions. We have grown our business organically since we founded it twelve years ago. We have a strong pipe line of future potential projects that our sales force is pursuing. We are confident about our organic growth going forward. At the same time, we do see some good product companies, which would expand our product lines, some service companies with recurring revenues, and companies which are strong in certain industrial sectors that we are very interested in. We are in contact with quite a few of these companies and we hope to be able to close a deal in the near future.

Lastly, we are also exploring overseas markets for selling our products. As I mentioned before, we are reviewing the profiles of a few Indian companies from which we will choose one to be a distributor for our products in India. A few days ago, we received an invitation for bid for a 4000 megawatt power plant in India to be built by Tata Power Group.

China’s industrial fire protection market is still in an early stage, in comparison with developed countries where the fire codes are very comprehensive, and there is also heavy involvement with insurance companies that requires much higher fire safety standards. China Fire is in an industry with great growth potential and we believe that our management has a good strategy going forward. Our core business remains very strong. We do not anticipate any impact from a downturn in the United States economy. Based on the strong backlog and favorable current business outlook, we confirm our guidance for 2008 as follows, our revenue will be at least $66.6 million, an improvement of approximately 43 percent above 2007. Net income is expected to be at least $22.3 million an increase of approximately 32 percent, and earnings per share are expected to be at least $0.78. These projections are based on generally accepted accounting principles (GAAP). On a pro forma basis (excluding credit/loss from the change in fair value of derivatives), the net income for year 2008 is expected to increase approximate 43 percent.

In conclusion, we are very pleased with our record quarter and record year end results for 2007 and the strong start in 2008. We look forward to report another record year in 2008. We would like to thank our shareholders for your support, especially in these turbulent market conditions.

I would now turn the call over for questions. Operator?

Operator: At this time I would like to remind everyone if you would like to pose a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, if you would like to pose a question, that’s star, then the number one on your telephone keypad.